Exhibit 99.1

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK

CONTACT:	Berns Communications Group, LLC Jessica Liddell / Melissa Jaffin (212) 994-4660

FOR IMMEDIATE RELEASE

HAMPSHIRE ANNOUNCES SALE OF WOMEN’S BUSINESSES TO LF USA AND KBL GROUP

New York, NY, May 6, 2011… Hampshire Group, Limited (OTC Markets: HAMP.PK, www.hamp.com) today announced a significant shift in the Company’s growth strategy pursuant to which it will focus on leveraging Hampshire’s operating platform in the men’s business and actively pursue other strategic opportunities.  In connection with this new strategic direction, the Company announced it has sold a portion of its women’s businesses to LF USA, a subsidiary of Hong Kong-headquartered multinational Li & Fung Limited, and entered into a definitive agreement to sell the remainder to KBL Group International Ltd.

As part of the agreements, LF USA has acquired the Company’s Hampshire Designers business which includes Designers Originals®, Mercer Street Studio® and Hampshire Studio®.  KBL Group has agreed to acquire the Company’s Item Eyes business, whose brands include Requirements® and RQT®.  For additional information, please refer to the Company’s 8-K filed in connection with the announcement.

"This marks an important new chapter in Hampshire’s evolution and we remain steadfast in our commitment to achieve profitability and build long-term value for our shareholders,” said Heath Golden, CEO of Hampshire Group.  "While our women’s businesses have been an important part of our organization and we will truly miss the many talented employees who have departed us in connection with these transactions, we have seen a significant shift in our customer’s focus toward their own private label and exclusive brands.  This shift led us to conclude that this is the appropriate time to more sharply focus our energy and resources on other opportunities.  By strengthening an already strong balance sheet, these transactions provide us with a solid base from which to grow and continue on our pathway to profitability.”

Over the past year, Hampshire announced several initiatives to build on and around the foundation in its men’s business. In the second quarter of 2010, the Company acquired scott jamesTM, a men’s specialty retailer and wholesale provider.  In October 2010, the Company appointed menswear industry veteran Eric Prengel as President of the division overseeing the growth and direction of the Company’s owned and licensed menswear brands including scott jamesTM, Geoffrey Beene®, Dockers® and JOE Joseph Abboud®.

Richard Mandell, Chairman of Hampshire’s Board of Directors, said, “The Board of Directors is focused on building value for our shareholders.  To that end, it is our belief that the company will be better served by divesting our women’s brands.  We will continue to evaluate strategic opportunities for our business that make the best use of our capital and dedicated employees.”

Marketing Management Group, Inc. (MMG) served as financial advisor and Willkie Farr & Gallagher LLP served as legal advisor to Hampshire in connection with the transactions.

About Hampshire Group
Hampshire Group, Limited is a leading U.S. provider of men’s sweaters, wovens and knits, and a designer and marketer of branded apparel. Its customers include leading retailers such as JC Penney, Kohl’s, Macy’s and Belk’s, for whom it provides trend-right, branded apparel. Hampshire licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and licenses JOE Joseph Abboud® for men’s sportswear. Hampshire’s owned brands include Spring+Mercer®, a more modern line featuring sweaters and knit and woven tops, and scott james™, a men’s specialty retailer and wholesale provider of apparel to upscale specialty stores.

About LF USA
LF USA is a subsidiary of Li & Fung Limited (SEHK:494), the Hong Kong-headquartered multinational group; and is recognized as the world's leader in consumer goods design, development, sourcing and distribution.  It manages the supply chain for retailers and brands worldwide from about 240 offices and distribution centers in more than 40 economies spanning across the Americas, Europe, Africa and Asia.  Through its three interconnected business networks -- trading, logistics and distribution -- the Group offers a spectrum of services that covers the entire end-to-end supply chain. Corporate website: www.lifung.com

About KBL Group International
KBL Group International is a design driven leading U.S. provider of women's, juniors, men's and children's sweaters and knits.  KBL's broad based retail partnerships  include both specialty and department stores such as  LL Bean, Kohl's, Target, Dillard's, Macy's, Dress Barn, White House Black Market, Forever 21 and Justice.  KBL Group International's owned brands include Anxiety, Heather b, and Sweater Project which are marketed to department stores, as well as better specialty stores in both the knit and sweater categories.

Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: economic cycles that affect consumer spending; lack of an established public trading market for the Company’s common stock; decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss or inability to renew certain licenses; the ability to anticipate consumer trends; use of foreign suppliers to manufacture our products and the increase of related costs; failure of our vendors to use acceptable ethical business practices; failure to deliver quality products in a timely manner; potential problems with our distribution system; labor disruptions; failure, inadequacy, interruption or security lapse in information technology; failure to successfully compete; challenges integrating businesses we have acquired or may acquire; unanticipated results from the resolution of tax matters; loss of certain key personnel; the stockholders’ rights plan; and global, political and economic conditions.

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